                                                                  EXHIBIT (g)(2)


                              AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT made as of November 16, 2006, by and between each of the VAN KAMPEN FUNDS set forth on Schedule A attached hereto, which may be amended from time to time, each of such Funds acting severally on its own behalf and not jointly with any of such other Funds (each such Fund and series thereof, as applicable, hereinafter referred to as the "Fund"), each such Fund having its principal office and place of business at 1221 Avenue of the Americas, New York, New York 10020, and VAN KAMPEN INVESTOR SERVICES INC. ("VKIS"), a Delaware corporation, having its principal office and place of business at 2800 Post Oak Blvd., Houston, Texas 77056.

         WHEREAS, the Fund desires to appoint VKIS as its transfer agent, dividend disbursing agent and shareholder servicing agent and VKIS desires to accept such appointment;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                ARTICLE 1 - TERMS OF APPOINTMENT; DUTIES OF VKIS

         1.1 Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints VKIS to act as, and VKIS agrees to act as, the transfer agent for each class of shares of each Fund, whether now or hereafter authorized or issued ("Shares"), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the holders of such Shares ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

         1.2 VKIS agrees that it will perform the following services, where applicable:

                  (a) In accordance with procedures established from time to time by agreement between each Fund and VKIS, VKIS shall:

                           (i) Receive for acceptance, orders for the purchase
                  of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the assets of each Fund (the "Custodian");

                           (ii) Pursuant to purchase orders, issue the
                  appropriate number of Shares and issue certificates therefor or hold such Shares in book form in the appropriate Shareholder account;

                           (iii) Receive for acceptance redemption and/or
                  repurchase requests and redemption and/or repurchase directions, deliver the appropriate documentation therefor to the Custodian;

                           (iv) At the appropriate time as and when it receives
                  monies paid to it by the Custodian with respect to any redemption and/or repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming or repurchasing Shareholders;

                           (v) Effect transfers of Shares by the registered
                  owners thereof upon receipt of appropriate instructions;

                           (vi) Prepare and transmit payments for dividends and
                  distributions declared by each Fund;

                           (vii) Calculate any sales charges payable by a
                  Shareholder on purchases and/or redemptions of Shares of a Fund as such charges may be reflected in the prospectus;

                           (viii) Maintain records of account for and advise
                  each Fund and its Shareholders as to the foregoing; and

                           (ix) Record the issuance of Shares of each Fund and
                  maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 ("1934 Act") a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. VKIS shall also provide to each Fund on a regular basis the total number of Shares that are authorized, issued and outstanding and shall notify the Fund in case any proposed issue of Shares by the Fund would result in an overissue. In case any issue of Shares would result in an overissue, VKIS shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, VKIS shall have no obligation to take cognizance of any Blue Sky laws relating to the issue of sale of such Shares, which functions shall be the sole responsibility of the Funds.

                  (b) In addition to and not in lieu of the services set forth in the above paragraph (a), VKIS shall:

                           (i) perform all of the customary services of a
                  transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with dividend reinvestment, accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and notices and other documents related to repurchases and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information;

                           (ii) open any and all bank accounts which may be
                  necessary or appropriate in order to provide the foregoing services; and

                           (iii) provide a system that will enable the Fund to
                  monitor the total number of Shares sold in each State or other jurisdiction.

                  (c) In addition, each Fund shall:

                           (i) identify to VKIS in writing those transactions
                  and assets to be treated as exempt from Blue Sky reporting for each State; and

                           (ii) verify the inclusion on the system prior to
                  activation of each State in which Fund shares may be sold and thereafter monitor the daily purchases and sales for shareholders in each State. The responsibility of VKIS for a Fund's status under the securities laws of any State or other jurisdiction is limited to the inclusion on the system of each State as to which the Fund has informed VKIS that shares may be sold in compliance with state securities laws and the reporting of purchases and sales in each such State to the Fund as provided above and as agreed from time to time by the Fund and VKIS.

                  (d) VKIS agrees that its duties and obligations hereunder will be performed in a competent, efficient and workmanlike manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided. In order to assure compliance with this Section and to implement a cooperative effort to improve and maintain the quality of transfer agency, dividend disbursing and shareholder services received by each of the Funds and their shareholders, VKIS agrees to provide and maintain quantitative performance objectives, including maximum target turn-around times and maximum target error rates, for the various services provided hereunder. VKIS also agrees to provide a reporting system designed to provide the Board of Directors/Trustees/Managing General Partner, as the case may be (collectively, the "Board of Directors"), of each of the Funds on a quarterly basis with quantitative data comparing actual performance for the period with the performance objectives. The foregoing procedures are designed to provide a basis for continuing monitoring by the Board of Directors of the quality of services rendered hereunder.

                  (e) VKIS shall provide such additional services and functions not specifically described herein as may be mutually agreed between VKIS and the Fund. Procedures applicable to such services may be established from time to time by agreement between the Fund and VKIS.

                          ARTICLE 2 - FEES AND EXPENSES

         2.1 For performance by VKIS pursuant to this Agreement, each Fund agrees to pay VKIS the fees provided in the fee schedule attached hereto as Schedule B as agreed from time to time by each of the Funds and VKIS.

         2.2 In addition to the amounts paid under Section 2.1 above, each of the Funds agrees to reimburse VKIS promptly for such Fund's reasonable out-of-pocket expenses or advances paid on its behalf by VKIS in connection with its performance under this Agreement for postage, freight, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, costs of outside mailing firms, necessary outside record storage costs, media for storage of records (e.g., microfilm, microfiche and computer tapes) and printing costs incurred due to special requirements of such Fund. In addition, any other special out-of-pocket expenses paid by VKIS at the specific request of any of the Funds will be promptly reimbursed by the requesting Fund. Postage for mailings of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to VKIS by the concerned Fund three business days prior to the mailing date of such materials.

               ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF VKIS

         VKIS represents and warrants to the Funds that:

         3.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

         3.2 It is and will remain registered with the U.S. Securities and Exchange Commission ("SEC") as a Transfer Agent pursuant to the requirements of
Section 17A of the 1934 Act.

         3.3 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

         3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.6 It will maintain a system regarding "as of" transactions as follows:

                  (a) Each "as of" transaction effected at a price other than that in effect on the day of processing for which an estimate has not been given to any of the affected Funds and which is necessitated by VKIS' error, or delay for which VKIS is responsible or which could have been avoided through the exercise of reasonable care, will be identified, and the net effect of such transactions determined, on a daily basis for each such Fund.

                  (b) The cumulative net effect of the transactions included in paragraph (a) above will be determined each day throughout each month. If, on any day during the month, the cumulative net effect upon any Fund is negative and exceeds an amount equivalent to 1/2 of 1 cent per share of such Fund, VKIS shall promptly make a payment to such Fund (in cash or through use of a credit as described in paragraph (c) below) in such amount as necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share of such Fund. If on the last business day of the month the cumulative net effect (adjusted by the amount of any payments or credits used pursuant to the preceding sentence) upon any Fund is negative, such Fund shall be entitled to a reduction in the monthly transfer agency fee next payable by an equivalent amount, except as provided in paragraph (c) below. If on the last business day of the month the cumulative net effect (similarly adjusted) upon any Fund is positive, VKIS shall be entitled to recover certain past payments, credits used and reductions in fees, and to a credit against all future payments and fee reductions made under this paragraph to such Fund, as described in paragraph (c) below.

                  (c) At the end of each month, any positive cumulative net effect upon any Fund shall be deemed to be a credit to VKIS which shall first be applied to recover any payments, credits used and fee reductions made by VKIS to such Fund under paragraph (b) above during the calendar year by increasing the amount of the monthly transfer agency fee next payable in an amount equal to prior payments, credits used and fee reductions made during such year, but not exceeding the sum of that month's credit and credits arising in prior months during such year to the extent such prior credits have not previously been utilized as contemplated by this paragraph (c). Any portion of a credit to VKIS not so used shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects which would otherwise require a payment, use of a credit or fee reduction to such Fund pursuant to paragraph (b) above.

             ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE FUND

         Each Fund represents and warrants to VKIS that:

         4.1 It is duly organized and existing and in good standing under the laws of the state set forth in Schedule A hereto.

         4.2 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

         4.3 All requisite proceedings necessary to authorize it to enter into and perform this Agreement have been taken.

         4.4 It is an open-end (except for Van Kampen Senior Loan Fund, which is a closed-end), management investment company registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act").

         4.5 A registration statement under the Securities Act of 1933 (the "1933 Act") is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

                  ARTICLE 5 - DUTY OF CARE AND INDEMNIFICATION

         5.1 VKIS shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement. VKIS shall not be responsible for, and each Fund shall indemnify and hold VKIS harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (collectively, "Losses") arising out of or attributable to:

                  (a) All actions of VKIS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith with due diligence and without negligence or willful misconduct.

                  (b) A Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of breach of any representation or warranty of the Fund hereunder.

                  (c) The reasonable reliance on or use by VKIS or its agents or subcontractors of information, records and documents which (i) are received by VKIS or its agents or subcontractors and furnished to it by or on behalf of a Fund, and (ii) have been prepared and/or maintained by a Fund or any other person or firm on behalf of the Fund.

                  (d) The reasonable reliance on, or the carrying out by VKIS or its agents or subcontractors of, any instructions or requests of a Fund.

                  (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of offering of such Shares in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction unless such violation results from any failure by VKIS to comply with written instructions of a Fund that no offers or sales of the Fund's shares be made in general or to the residents of a particular state.

         5.2 VKIS shall indemnify and hold each Fund harmless from or against any and all Losses arising out of or attributable to any action or failure or omission to act by VKIS as a result of the lack of good faith, negligence, willful misconduct, or the breach of any representation or warranty of VKIS, its officers, employees or agents.

         5.3 At any time, VKIS may apply to any authorized officer of any of the Funds for instructions, and may consult with legal counsel to the Fund, with respect to any matter arising in connection with the services to be performed by VKIS under this Agreement, and VKIS and its agents or subcontractors shall not be liable and shall be indemnified by such Fund for any action taken or omitted by it in good faith and in reasonable reliance upon such instructions or upon the opinion of such counsel. VKIS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of a Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to VKIS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. VKIS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the concerned Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.5 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.6 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

            ARTICLE 6 - DOCUMENTS AND COVENANTS OF THE FUNDS AND VKIS

         6.1 Each Fund shall promptly furnish to VKIS the following, unless previously furnished to Access Investor Services, Inc., the prior transfer agent of the Fund:

                  (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of VKIS and the execution and delivery of this Agreement; and

                  (b) A certified copy of the organizational documents of the Fund and all amendments thereto.

         6.2 VKIS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Share certificates, check forms and facsimile signature
                                                                               7
imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.3 VKIS shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and as required by applicable laws and regulations. To the extent required by Section 31 of the 1940 Act, and the rules and regulations thereunder, VKIS agrees that all such records prepared or maintained by VKIS relating to the services performed by VKIS hereunder are the property of the concerned Fund and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the rules and regulations thereunder, and will be surrendered promptly to the concerned Fund on and in accordance with its request.

         6.4 VKIS and each Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of VKIS and the concerned Fund.

         6.5 In case of any request or demands for the inspection of the Shareholder records of any Fund, VKIS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. VKIS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

                ARTICLE 7 - DURATION AND TERMINATION OF AGREEMENT

         7.1 This Agreement, as amended and restated, shall remain in full force and effect from year-to-year unless terminated by either party as provided in
Section 7.2 hereof.

         7.2 This Agreement may be terminated for good and reasonable cause at any time by any party on 60 days' written notice to the other party without payment of any penalty.

         7.3 Any unpaid fees or reimbursable expenses payable to VKIS at the termination date of this Agreement shall be due on that termination date. VKIS agrees to use its best efforts to cooperate with the Funds and the successor transfer, dividend disbursement, or shareholder servicing agent or agents in accomplishing an orderly transition.

                             ARTICLE 8 - ASSIGNMENT

         8.1 Except as provided in Section 8.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, that no consent shall be required for any merger of any of the Funds with, or any sale of all or substantially all the assets of any of the Funds to, another investment company.

         8.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         8.3 VKIS may, in its sole discretion and without further consent by any Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to companies which are affiliated with VKIS; provided, however, that such person or entity has and maintains the qualifications, if any, required to perform such obligations and duties, and that VKIS shall be as fully responsible to each Fund for the acts and omissions of any agent or subcontractor as it is for its own acts or omissions under this Agreement.

                            ARTICLE 9 - AFFILIATIONS

         9.1 Without the prior approval of the Boards of Directors of the Funds, VKIS shall not, directly or indirectly, provide services, including services such as transfer agent, dividend disbursing agent or shareholder service agent, to any investment companies.

         9.2 It is understood and agreed that the members of the Board of Directors, officers, employees, agents and shareholders of the Funds, and the directors, officers, employees, agents and shareholders of the Funds' investment adviser and/or distributor, are or may be interested in VKIS as directors, officers, employees, agents and shareholders or otherwise, and that the directors, officers, employees, agents and shareholders of VKIS may be interested in the Funds as members of the Board of Directors, officers, employees, agents and shareholders or otherwise, or in the investment adviser and/or distributor as directors, officers, employees, agents, shareholders or otherwise.

                             ARTICLE 10 - AMENDMENT

         10.1 This Agreement may be amended or modified, with respect to a Fund, by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the concerned Fund. Additionally, any Fund may be added to this Agreement with the consent of both parties.

                           ARTICLE 11 - APPLICABLE LAW

         11.1 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

         11.2 (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Expedited Procedures of the commercial arbitration Rules of the American Arbitration Association (the "AAA") then in effect (the "Rules"). The arbitration shall be held in Chicago, Illinois.

                  (b) There shall be one arbitrator who shall be selected jointly by the parties. If the parties are unable to agree on an arbitrator within 15 days after a demand for arbitration is made by a party, the arbitrator shall be appointed by the AAA in accordance with the Rules. The hearing shall be held within 90 days of the appointment of the arbitrator. Notwithstanding the Expedited Procedures of the Rules, the arbitrator, at his discretion, may schedule additional days of hearings.

                  (c) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief in aid of arbitration, pending the establishment of the arbitral tribunal. The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in the Northern District of the State of Illinois for any such relief in aid of arbitration, or for any relief relating to arbitration, except for the enforcement of an arbitral award which may be enforced in any court having jurisdiction.

                  (d) Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of Section 11.2 shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) The award shall be final and binding upon the parties. Judgment upon any award may be entered in any court having jurisdiction.

                  (e) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

                           ARTICLE 12 - MISCELLANEOUS

         12.1 The execution of this Agreement has been authorized by the Funds' Board of Directors. This Agreement is executed on behalf of the Funds or the Board of Directors of the Funds as directors or trustees (as the case may be) and not individually and the obligations of this Agreement are not binding upon any of the directors or trustees (as the case may be), officers or shareholders of the Funds individually but are binding only upon the assets and property of the Funds.

         12.2 For each of those Funds which have one or more portfolios as set forth in Schedule A attached hereto, all obligations of those Funds under this Agreement shall apply only on a portfolio-by-portfolio basis and the assets of one portfolio shall not be liable for the obligations of any other.

         12.3 In the event of a change in the business or regulatory environment affecting all or any portion of this Agreement, the parties hereto agree to renegotiate such affected portions in good faith.

         12.4 In the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to VKIS an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to VKIS and the concerned Fund issued by a surety company satisfactory to VKIS, except that VKIS may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as VKIS deems appropriate indemnifying VKIS and the concerned Fund for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1,000 or less.

         12.5 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, VKIS will (a) give prompt notification to the concerned Fund's distributor ("Distributor") (or to the Fund if the Fund acts as its own distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as VKIS may, in its sole discretion, deem appropriate or as the Fund and, if applicable, the Distributor may instruct VKIS.

         12.6 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or to VKIS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

TO THE FUND:

[Name of Fund]
1221 Avenue of the Americas
New York, New York 10020

Attention: General Counsel

TO VKIS:

Van Kampen Investor Services Inc.
Harborside Financial Center
Plaza Two
Jersey City, New Jersey 07311

Attention: President

                        ARTICLE 13 - MERGER OF AGREEMENT

         13.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        EACH OF THE VAN KAMPEN FUNDS
                                        LISTED ON SCHEDULE A HERETO

                                        By: /s/ Stefanie Chang Yu

                                        Name: Stefanie Chang Yu

                                        Title: Secretary

Attest: /s/ Joanne Antico

Name: Joanne Antico

Title: Assistant Secretary

                                        VAN KAMPEN INVESTOR SERVICES INC.

                                        By: /s/ Joseph Pollaro

                                        Name: Joseph Pollaro

                                        Title: President and Chief Operating
                                               Officer


Attest: /s/ Mark Hoefel

Name: Mark Hoefel

Title: Chief Administrative Officer

                                   SCHEDULE A

                               VAN KAMPEN FUNDS(1)

                                  EQUITY FUNDS

Van Kampen Comstock Fund
Van Kampen Enterprise Fund
Van Kampen Equity and Income Fund
Van Kampen Equity Trust
         Van Kampen Aggressive Growth Fund
         Van Kampen Asset Allocation Conservative Fund
         Van Kampen Asset Allocation Moderate Fund
         Van Kampen Asset Allocation Growth Fund
         Van Kampen Leaders Fund
         Van Kampen Mid Cap Growth Fund
         Van Kampen Select Growth Fund
         Van Kampen Small Cap Growth Fund
         Van Kampen Small Cap Value Fund
         Van Kampen Small Company Growth Fund*
         Van Kampen Utility Fund
         Van Kampen Value Opportunities Fund
Van Kampen Equity Trust II
         Van Kampen American Franchise Fund
         Van Kampen Equity Premium Income Fund
         Van Kampen International Advantage Fund
         Van Kampen International Growth Fund
         Van Kampen Technology Fund
Van Kampen Exchange Fund(2)
Van Kampen Growth and Income Fund
Van Kampen Harbor Fund
Van Kampen Pace Fund
Van Kampen Real Estate Securities Fund
Van Kampen Series Fund, Inc.(3)
         Van Kampen American Value Fund

----------

(1)  All Van Kampen Funds, unless otherwise noted, are Delaware business trusts.

*    This Fund has not yet launched.

(2)  The Van Kampen Exchange Fund is a California limited partnership.

(3)  The Van Kampen Series Fund, Inc. is a Maryland corporation.

         Van Kampen Emerging Markets Debt Fund*
         Van Kampen Emerging Markets Fund
         Van Kampen Equity Growth Fund
         Van Kampen Global Equity Allocation Fund
         Van Kampen Global Value Equity Fund
         Van Kampen Global Franchise Fund
         Van Kampen Growth and Income Fund II*
         Van Kampen Japanese Equity Fund*
Van Kampen Strategic Growth Fund

                               FIXED INCOME FUNDS

Van Kampen Tax-Exempt Trust
                Van Kampen High Yield Municipal Fund
Van Kampen Tax Free Trust
                Van Kampen California Insured Tax Free Fund
                Van Kampen Insured Tax Free Income Fund
                Van Kampen Intermediate Term Municipal Income Fund Van Kampen Municipal Income Fund
                Van Kampen New York Tax Free Income Fund
                Van Kampen Strategic Municipal Income Fund
Van Kampen Trust
                Van Kampen Core Plus Fixed Income Fund*
                Van Kampen Short Term Income Fund*
Van Kampen U.S. Government Trust
                Van Kampen U.S. Mortgage Fund
Van Kampen Corporate Bond Fund
Van Kampen Government Securities Fund
Van Kampen High Yield Fund
Van Kampen Limited Duration Fund
Van Kampen Pennsylvania Tax Free Income Fund(4)
Van Kampen Senior Loan Fund(5)

                               MONEY MARKET FUNDS

Van Kampen Reserve Fund
Van Kampen Tax Free Money Fund


                                    LIT FUNDS

----------

(4) The Van Kampen Pennsylvania Tax Free Income Fund is a Pennsylvania business trust.

(5)  The Van Kampen Senior Loan Fund is a Massachusetts business trust.

Van Kampen Life Investment Trust
                Aggressive Growth Portfolio
                Comstock Portfolio
                Enterprise Portfolio
                Government Portfolio
                Growth and Income Portfolio
                Money Market Portfolio
                Strategic Growth Portfolio

                                   SCHEDULE B

                                PRICING SCHEDULE

                         (Effective as of July 1, 2006)



                                VAN KAMPEN FUNDS

                    FUNDS                           BASE RATE PER ACCOUNT*                         ANNUAL CHARGE
                    -----                           ----------------------                         -------------
                                              (EXCLUDING OUT-OF-POCKET EXPENSES)
 Equity Funds                                                    $18.96                                 N/A
---------------------------------------------- ------------------------------------------- ------------------------------
 Fixed Income Funds                                              $20.02                                 N/A
---------------------------------------------- ------------------------------------------- ------------------------------
 Money Market Funds                                              $22.82                                 N/A
---------------------------------------------- ------------------------------------------- ------------------------------
 Van Kampen Life Investment Trust
---------------------------------------------- ------------------------------------------- ------------------------------
         Aggressive Growth Portfolio                              N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Comstock Portfolio                                       N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Enterprise Portfolio                                     N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Government Portfolio                                     N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Growth and Income Portfolio                              N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Money Market Portfolio                                   N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
         Strategic Growth Portfolio                               N/A                                 $15,000
---------------------------------------------- ------------------------------------------- ------------------------------
 Van Kampen Senior Loan Fund                                      $19.75                                 N/A
---------------------------------------------- ------------------------------------------- ------------------------------


* The Base Rate Per Account is applicable to all classes of shares of the applicable Funds and subject to a $1,250 per month minimum. Classes with a contingent deferred sales charge have an additional $1.00 per account surcharge.